Exhibit 99.6

August 19, 2019

Board of Directors
Synalloy Corporation
Attention: Craig Bram, President and Chief Executive Officer
4510 Cox Road
Suite 201
Richmond, VA 23060

Dear Craig and Members of the Board of Directors,

We are pleased to send you this letter confirming our interest in acquiring Synalloy Corporation (“Synalloy” or the “Company”). As you are aware, Privet Fund Management LLC and its affiliates (collectively “Privet”) own common stock representing approximately 14% of the Company’s outstanding shares, making us the Company’s largest shareholder.

We appreciate the work you have done to respond to our diligence requests. As a result of our analysis of the information provided, including the Company’s most recent financial forecast, Privet proposes to acquire Synalloy for $18.50 per share in cash. Our proposal represents a 32% premium to the closing share price on April 22, 2019, the day prior to the disclosure of our interest in acquiring the Company.

We note that, subsequent to our initial indication of interest in late April, the Company reduced its 2019 Adjusted EBITDA guidance by nearly 27%1. With that revised forecast underpinning our analysis, our proposed purchase price for the business has decreased by 5%2. Further, our proposal represents an Enterprise Value to 2019 Adjusted EBITDA of approximately 11x. Even if the Company were to meet the aggressive estimate of expected cash generation in the second half of the year, our proposed offer remains greater than 10x forecasted Adjusted EBITDA. Our updated offer is actually an increased valuation from the ~9x multiple our initial $20.00/share offer represented when compared to the Company’s original Adjusted EBITDA guidance.

We have seen the Company’s projections and have observed the Company’s uneven historical financial performance. We, like you, want to believe that the Company’s earnings power is greater than the $22m of forecasted 2019 Adjusted EBITDA, but the Company’s speculation on the price movements of its commodity inputs has cost the business an average of over $2 million per year of cash earnings over the past ten years, with the Company losing money in eight of those years. Even backing out these recurring losses results in our proposal representing a 10x multiple of 2019 forecasted “Normalized Adjusted EBITDA”. With this perspective, we believe that a transaction resulting from our proposal provides a compelling premium for shareholders and is superior to the uncertainty and risks of remaining a micro cap public company.

1 On June 19, 2019, Synalloy revised its 2019 guidance to $329 million in sales, down from a previous forecast of $340 million, and $22 million of Adjusted EBITDA, down from a previous forecast of $30 million.

2 Expressed as total enterprise value.

PRIVET FUND MANAGEMENT LLC 79 WEST PACES FERRY ROAD SUITE 200B ATLANTA GA 30305

Exhibit 99.6

During our diligence review, we have retained the services of a national investment banking firm. We have had preliminary conversations with potential financing sources and our advisor is confident that the requisite third-party debt can be obtained.

The Company has chosen to engage with us thus far without the guidance of a financial advisor. We feel it is vital that the Company retain an impartial advisor to assist the Board of Directors in evaluating our proposal.

We are confident that our offer fairly values the Company and feel that any objective, unemotional and quantitative assessment by a qualified investment bank would confirm our analysis. However, if the Board of Directors (with the assistance of a financial advisor) believes that the Company is worth more than $18.50 per share, we request that the Company conduct a market check to see if the business receives higher offers.

As a reminder, this proposal is not intended to be legally binding and is subject to, among other things, the negotiation and execution of a mutually satisfactory definitive acquisition agreement, regulatory approvals, and satisfactory completion of our due diligence.

We would like to thank you again for all of your team’s efforts in providing us incremental information over these past few weeks. We look forward to working with you and the Board of Directors to achieve a value-maximizing outcome.

Best Regards,
Ryan Levenson and Ben Rosenzweig
Privet Fund Management LLC

PRIVET FUND MANAGEMENT LLC 79 WEST PACES FERRY ROAD SUITE 200B ATLANTA GA 30305